EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Jim Dorst joins SpectraScience as CFO

December 10, 2007

San Diego, CA SpectraScience, Inc. (SCIE.OB) announced today that Jim Dorst has joined the Company as its Vice President of Finance and Chief Financial Officer.

Jim Hitchin the Company’s CEO said, “Jim comes to us with many years of experience in public medical device, manufacturing and software firms. His experience goes back to Coopers & Lybrand 25 years ago. With a graduate degree in accounting, he is well suited for SpectraScience as we grow.”

SpectraScience has developed a multi-patented and proprietary WavSTATTM Optical Biopsy System that is used by physicians to diagnose tissue to determine if it is normal, pre-cancerous, or cancerous within seconds. The WavSTATTM System is currently approved by the FDA for use in detecting pre-cancer and cancer in the colon and cervix. A new application for detecting pre-cancers in the throat, sometimes called Barrett’s esophagus, is being tested in a clinical trial. Cancer of the esophagus is more than 90% fatal and may develop as a result of chronic heartburn or GERD. Esophageal cancer is growing five times faster than all other cancers.

This news release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties that may cause SpectraScience’s actual results to differ materially from the results discussed in the forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, the Form 10-KSB and in SpectraScience’s other reports filed with the Securities and Exchange Commission (“SEC”) that attempt to advise interested parties of the risks and factors that may affect SpectraScience’s business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-KSB and other documents.

For further information contact Jim Hitchin at (858) 847-0200. www.spectrascience.com